    Exhibit 99.1

To:    Directors and Executive Officers of Old National Bancorp
From:    Nicholas J. Chulos
Date:    September 13, 2022
Subject:    Important Notice Regarding 401(k) Blackout Period and Restrictions on Ability to Trade in Company Securities

This notice is to inform you of certain temporary restrictions on your ability to trade in Old National Bancorp (the “Company”) securities (including depositary shares) due to an upcoming “blackout period” that will apply to the First Midwest Bancorp, Inc. Saving and Profit Sharing Plan (the “First Midwest 401(k) Plan”).

The blackout period, which is necessary to effectuate the merger of the First Midwest 401(k) Plan into the Old National Bancorp Employee Stock Ownership and Savings Plan (the “Old National 401(k) Plan”), will begin during the week of September 26, 2022 (and is currently scheduled to occur on September 28, 2022 at 3:00 p.m. CDT) and is expected to end during the week of October 16, 2022. During the blackout period, First Midwest 401(k) plan participants will temporarily be unable to, among other things, change investment elections, transfer between investment alternatives, request a loan or distribution or check account balances.

Under the Sarbanes-Oxley Act of 2002 and Regulation BTR, directors and executive officers of the Company are generally prohibited from engaging in transactions involving equity securities of the Company while 401(k) plan participants are subject to a blackout period, regardless of whether such directors and executive officers participate in the First Midwest 401(k) Plan or the Old National 401(k) Plan.

The Company’s directors and executive officers are therefore prohibited, from the week of September 26, 2022 through the week of October 16, 2022, from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, any equity securities of the Company. The exact dates of the blackout period, as well as the duration of the blackout period, could change, be advanced or be extended. You will be notified of any changes to the blackout period as soon as practical and will be notified when the blackout period ends. Prohibited transactions include, but are not limited to, open market purchases and sales of Company equity and derivative securities as well as changes in investment allocations involving Company securities in one of our deferred compensation plans. The trading restrictions also apply to members of your immediate family who share your household and any entities that you may be deemed to, directly or indirectly, share beneficial ownership with.

These restrictions apply in addition to the trading restrictions under the Company’s Insider Trading Policy. Given that the blackout period relating to the First Midwest 401(k) Plan will occur during our regular quarter-end blackout period, you should continue to avoid all transactions involving equity securities of the Company during the blackout period described in this notice. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. Please remember that under the Company’s Insider Trading Policy, you are required to pre-clear any trades you desire to make in Company stock.

If you have any questions or need additional information regarding the upcoming blackout period, including to obtain information as to whether the blackout period has begun or ended, please do not hesitate to contact me.

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